Exhibit 10.4
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (together with the attached Business Terms Exhibit, the “Agreement”), is made as of September 12, 2022, and shall be effective as of October 14, 2022 (the “Effective Date”) by and between bluebird bio, Inc., a Delaware corporation with a principal business address at 455 Grand Union Blvd., Somerville, MA 02145 (“bluebird bio”), and Jason F. Cole with an address at [on file with the Company] (“Consultant”). bluebird bio desires to have the benefit of Consultant's knowledge and experience, and Consultant desires to provide services to bluebird bio, all as provided in this Agreement.
1.    Services. bluebird bio retains Consultant, and Consultant agrees to provide, consulting and advisory services to bluebird bio as bluebird bio may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and bluebird bio prior to implementation of the changes.
2.    Compensation. As full consideration for Consulting Services provided under this Agreement, bluebird bio agrees to pay Consultant and reimburse expenses as described in the Business Terms Exhibit.
3.    Performance. Consultant agrees to provide the Consulting Services to bluebird bio, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise become ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.
4.    Compliance with Obligations to Third Parties. Consultant represents and warrants to bluebird bio that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services. If Consultant is or becomes an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into and continue to perform under this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by bluebird bio.

5.    Work Product. Consultant will promptly and fully disclose in confidence to bluebird bio all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to bluebird bio all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of bluebird bio at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to bluebird bio ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm bluebird bio’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints bluebird bio as attorney to execute and deliver any such documents on Consultant’s behalf.
6.    Confidentiality. “Confidential Information” means (a) any scientific, technical, business or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of bluebird bio, (b) all information contained in or comprised of bluebird bio Materials (defined in Section 8); and (c) all Work Product. Confidential Information is, and will remain, the sole property of bluebird bio. During the Term (defined in the Business Terms Exhibit) and for a period of seven (7) years thereafter, Consultant agrees to (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of bluebird bio; (ii) use Confidential Information solely in connection with the Consulting Services; (iii) treat Confidential Information with no less than a reasonable degree of care; and (iv) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as bluebird bio continues to treat such Confidential Information as a trade secret. Consultant will not have obligations of non-disclosure and non-use under this Agreement with respect to any Confidential Information that Consultant can demonstrate, by competent proof:
(a)    is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;
(b)    is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;
(c)    becomes known to Consultant on a non-confidential basis through disclosure by sources other than bluebird bio having the legal right, to Consultant’s knowledge, to disclose such Confidential Information; or
(d)    is independently developed by Consultant without reference to or reliance upon Confidential Information.

If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give bluebird bio prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with bluebird bio in any efforts to seek a protective order.
7.    bluebird bio Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of bluebird bio to Consultant in connection with this Agreement (“bluebird bio Materials”) are and will remain the sole property of bluebird bio. Consultant will use bluebird bio Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the bluebird bio Materials without the express prior written consent of bluebird bio. Consultant will return to bluebird bio any and all bluebird bio Materials upon request.
8.    Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of bluebird bio.
9.    Expiration/Termination. This Agreement will commence on the Effective Date and continue for the Term specified in the Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties. bluebird bio may terminate this Agreement for breach by Consultant or for Cause, as defined in the Consultant’s Amended and Restated Employment Agreement, dated as of June 18, 2013, at any time. Consultant may terminate this Agreement at any time upon ten (10) days’ written notice. The Parties may terminate this Agreement at any time by mutual consent. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor bluebird bio will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by bluebird bio, unless bluebird bio specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to bluebird bio all Work Product made through expiration or termination; (c) bluebird bio will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services actually performed and all authorized expenses actually incurred; (d) Consultant will immediately return to bluebird bio all bluebird bio Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 5, 6, 7, 8, 9 and 10 will survive expiration or termination of this Agreement.
10.    Miscellaneous.
(a)    Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of bluebird bio. Consultant has no authority to obligate bluebird bio by contract or otherwise. Consultant will not be eligible for any employee benefits of bluebird bio and expressly waives any rights to any employee benefits. Unless otherwise provided in this Agreement, Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds bluebird bio harmless from and against any liability with respect to such taxes, benefits and other matters.
(b)    Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of bluebird bio.
(c)    Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. bluebird bio may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
(d)    Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to bluebird bio will be marked “Attention: Chief Legal Officer”. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.
(e)    Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.
(f)    Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.
(g)    Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(h)    Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.
(i)    Remedies. Consultant agrees that (i) bluebird bio may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach bluebird bio will be entitled to seek equitable relief, including injunctive relief and specific performance; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.
(i)    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

bluebird bio, Inc.		Jason F. Cole

By:	/s/ Andrea Walton	/s/ Jason F. Cole
Name:	Andrea Walton
Title:	Chief People Officer

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